Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 7, 2003, except for Note 8 as to which the date is March 24, 2003, relating to the financial statements of DOV (Bermuda), Ltd., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ

March 17, 2004